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                                                                   EXHIBIT 23.1



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Informix Corporation:

     The audits referred to in our report dated January 24, 2001, included the related financial statement schedule as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, included in the annual report on Form 10-K for the year ended December 31, 2000. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, based on our audits and the report of other auditors, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to incorporation by reference in the registration statements (Nos. 333-01409, 33-11161, 33-22862, 333-31116, 33-31117, 333-31369, 33-31371,
33-50608, 33-50610, 33-56707, 333-61843, 333-70323, 333-89231, 333-31670, and
333-43238) on Form S-8 and (No. 333-90667) on Form S-3 of Informix Corporation of our report dated January 24, 2001, relating to the consolidated balance sheets of Informix Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Informix Corporation.


                                  /s/ KPMG LLP


Mountain View, California
March 23, 2001